International Headquarters

4787 Levy Street

Montreal, Quebec, H4R 2P9

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

VALEANT PHARMACEUTICALS REPORTS

2012 FIRST QUARTER FINANCIAL RESULTS

•	2012 First Quarter Total Revenue $856 million, including $66 million related to divestiture of certain dermatology assets

•	Pro forma organic growth for the combined company, adjusting for the impact of foreign exchange and acquisitions, was approximately 11%

•	2012 First Quarter GAAP EPS Loss of $0.04; Cash EPS $1.14

•	Excluding impact from dermatology divestiture, Cash EPS was $0.99

•	2012 First Quarter GAAP Cash Flow from Operations was $167 million; Adjusted Cash Flow from Operations was $322 million

•	2012 Guidance increased to $4.45 - $4.70 Cash EPS

Montreal, Quebec — May 3, 2012 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) announces first quarter financial results for 2012.

“We are pleased to see a solid start to what we expect will be another strong year for Valeant,” said J. Michael Pearson, chairman and chief executive officer. “With our current over performance in the base business, the achievement of higher synergies from our acquisitions completed in 2011 and the addition of the acquisitions consummated in 2012, we are pleased to significantly increase our Cash EPS guidance for 2012 to $4.45 - $4.70.”

Business Performance

Valeant’s business continued to perform well in the first quarter of 2012 and - with the exception of the U.S. Neurology and Other segment - each business delivered strong growth, both in total and organic. Total revenue was $856.1 million in the first quarter of 2012 as compared to $565.0 million in the first quarter of 2011, an increase of 52%. Product sales were $768.4 million in the first quarter of 2012, as compared to $500.4 million in the year-ago quarter, an increase of 54% over the prior year. Pro forma organic revenue growth, adjusting for the impact of foreign exchange and acquisitions, for the Company was approximately 11% for the first quarter of 2012.

Overall, Valeant’s base business continued to deliver strong growth while the acquisitions started to contribute nicely to the operations. Particularly positive were the Emerging Market contributions that include our consolidated operations in Europe, which still delivered 10% organic growth in a tough government reimbursement environment, Latin America, which grew 19% organically over the prior year, and our new South East Asia/South Africa operation, which increased 9% over the prior year.

Valeant’s U.S Dermatology operations performed well despite integrating three separate businesses into one, with several products contributing to the growth, most notably Zovirax, Atralin, Acanya and CeraVe.

The Canadian and Australian segment also delivered strong growth this quarter. This primarily reflects a favorable comparison to the prior year, but was also aided by the launch of two new products into the Canadian market - Sublinox and Lodalis. These launches, coupled with a number of smaller product introductions, will be important drivers to offset the generic erosion in Cesamet sales that the Company expects to occur in 2012.

Finally, the U.S. Neurology and Other portfolio continued to decline overall as expected, with Wellbutrin XL continuing its decline, and both Cardizem CD and Ultram ER losing patent protection after the fourth quarter of 2011. Revenues from the remaining core U.S. Neurology and Other products were $135.9 million, up 6% compared to the first quarter of 2011.

Included in total revenue for the first quarter of 2012 was $66.3 million of alliance and royalty revenue related to the divestiture of 1% clindamycin and 5% benzoyl peroxide gel (IDP-111), a generic version of Benzaclin, and 5% fluorouracil cream, (5-FU), an authorized generic of Efudex, as part of a consent order from the Federal Trade Commission (FTC) in regards to the acquisition of the U.S. assets of Dermik, a dermatology unit of Sanofi, while the first quarter of 2011 included $36.0 million related to the out-license of product rights for Cloderm. Excluding the two divestitures, total revenue was $789.8 million in the first quarter of 2012 as compared to $529.0 million in the first quarter of 2011.

Business Development

Thus far in 2012, Valeant entered into agreements for eleven transactions including:

•

Latin America - Probiotica, a leader in sports nutrition and food supplements and a 19.9% minority equity investment in Pele Nova Biotecnologia S.A. a research company focused on tissue regeneration, both in Brazil, and Atlantis Pharma, a branded generics pharmaceutical company located in Mexico;

•

U.S. - Eyetech Inc., an ophthalmic biotechnology company dedicated to the treatment of sight-threatening diseases of the retina, Pedinol Pharmacal, Inc., a podiatry-focused, specialty pharmaceutical company, and AcneFree along with and certain assets from University Medical Pharmaceuticals, a specialty pharmaceutical company focused on skincare, which is expected to close by mid-year, all located in the U.S.;

•

Europe - Certain assets in the Russian and CIS countries from Gerot Lannach, a branded generics pharmaceutical company based in Austria and Natur Produkt International, JSC, a specialty pharmaceutical company in Russia, which is not expected to close until mid-year 2012.

Total consideration for these transactions is approximately $600 million.

Financial Performance

The Company reported a net loss of $12.9 million for the first quarter of 2012, or $0.04 per diluted share. On an adjusted Cash EPS basis, adjusted income was $360.3 million, or $1.14 per diluted share. Excluding the divestiture of the dermatology products, adjusted income was $311.8 million, or $0.99 per diluted share.

GAAP cash flow from operations was $167.2 million in the first quarter of 2012, and adjusted cash flow from operations was $321.6 million in the first quarter of 2012, which includes proceeds of $66.3 million.

Valeant’s foreign operations having a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing at the balance sheet date, and at the average exchange rate for the reporting period for revenue and expense accounts. Due to the strengthening of the U.S. dollar in the first quarter of 2012, product sales were negatively impacted by approximately $20 million as compared to prior year rates.

In connection with the acquisition of iNova, Valeant realized approximately $30 million in a foreign exchange gain in the first quarter of 2012 on an intercompany loan, which is included in the P&L as part of other income (expense), net including translation and exchange.

The Company’s cost of goods sold (COGS) was $238.8 million in the first quarter of 2012 and represented 31% of product sales. This number included a $33.0 million fair value adjustment to inventory and a $3.6 million amortization expense adjustment related to acquisitions. Excluding the adjustments, cost of goods for the first quarter of 2012 were 26% of product sales. COGS had several negative trends in the quarter items, including increased contract manufacturing in Canada, product mix in the U.S. and Europe, unfavorable foreign exchange rates in Europe and delayed plant consolidations that contributed to a higher than expected run rate expenses in the first quarter, but the Company continues to expect COGS, as a percentage of product sales, to improve throughout 2012.

Selling, General and Administrative expenses were $177.3 million in the first quarter of 2012, which includes a $10.3 million step-up in stock based compensation expenses related to the acquisition of Legacy Valeant. Excluding the step-up in stock based compensation, SG&A was approximately 19% of revenue. Research and Development expenses were $22.0 million in the first quarter of 2011, or approximately 3% of revenue, a percentage the Company is expecting to maintain for the rest of 2012.

2012 Guidance

The Company is updating its previous Cash EPS guidance and is now targeting Cash EPS of $4.45 to $4.70 in 2012, up from prior guidance of $3.95 to $4.20, total revenue in the range of $3.4 to $3.6 billion and adjusted cash flow from operations of greater than $1.4 billion.

Conference Call and Webcast Information

The Company will host a conference call and a live Internet webcast along with a slide presentation today at 10:00 a.m. ET (7:00 a.m. PT), May 3, 2012 to discuss its first quarter financial results for 2012. The dial-in number to participate on this call is (877) 876-8393, confirmation code 70937718. International callers should dial (973) 200-3961, confirmation code 70937718. A replay will be available approximately two hours following the conclusion of the conference call through May 10, 2012 and can be accessed by dialing (855) 859-2056, or (404) 537-3406, confirmation code 70937718. The live webcast of the conference call may be accessed through the investor relations section of the Company’s corporate website at www.valeant.com.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding future results and performance, expected COGS and R&D expense, financial guidance, and anticipated Cash EPS for 2012. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) and risks and uncertainties relating to the proposed merger, as detailed from time to time in Valeant’s filings with the SEC and the Canadian Securities Administrators (“CSA”), which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Note on Guidance

The guidance contained in this press release is only effective as of the date given, May 3, 2012, and will not be updated or confirmed until the Company publicly announces updated or affirmed guidance.

Non-GAAP Information

To supplement the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets and PP&E step up, stock-based compensation step-up, restructuring and acquisition-related costs, acquired in-process research and development (“IPR&D”), legal settlements, the impact of currency fluctuations, acquisitions, amortization and other non-cash charges, amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, and (gain) loss on investments, net, and adjusts tax expense to cash taxes. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Financial Tables follow.

###

Valeant Pharmaceuticals International, Inc.

Condensed Consolidated Statement of Income

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended
	March 31,
(In thousands, except per share data)	2012	2011	% Change

Product sales	$768,377	$500,421	54%
Alliance and royalty	79,231	58,414	36%
Service and other	8,495	6,191	37%

Total revenues	856,103	565,026	52%

Cost of goods sold (exclusive amortization of intangible assets shown separately below)	238,814	169,287	41%
Cost of services	4,203	3,210	31%
Cost of alliances	68,819	30,735	124%
Selling, general and administrative (“SG&A”)	177,286	139,506	27%
Research and development	22,006	13,670	61%
Contingent consideration fair value adjustments	9,839	386	NM
Acquired in-process research and development	—	2,000
Legal settlements	3,155	400	NM
Restructuring, acquisition-related and other costs	69,842	19,046	NM
Amortization of intangible assets	200,643	112,043	79%

	794,607	490,283	62%

Operating income (loss)	61,496	74,743	-18%

Interest expense, net	(100,902)	(67,948)	48%
Gain (loss) on extinguishment of debt	(133)	(8,262)	-98%
Gain (loss) on investments, net	2,059	1,769	16%
Other income (expense), net including translation and exchange	24,299	2,807	NM

Income (loss) before (recovery) provision for income taxes	(13,181)	3,109

(Recovery of) provision for income taxes	(260)	(3,373)	-92%

Net income (loss)	$(12,921)	$6,482

Earnings per share:

Basic:
Net income (loss)	$(0.04)	$0.02

Shares used in per share computation	307,776	303,749

Diluted:
Net income (loss)	$(0.04)	$0.02

Shares used in per share computation	307,776	332,900

Valeant Pharmaceuticals International, Inc.

Reconciliation of GAAP EPS to Adjusted Non-GAAP (Cash) EPS

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(In thousands, except per share data)	2012	2011

Net income (loss)	$(12,921)	$6,482

Non-GAAP adjustments (a):
Inventory step-up (b)	33,031	29,909
Alliance product assets & pp&e step-up/down (c)	50,721	19,065
Stock-based compensation step-up (d)	10,428	23,337
Contingent consideration fair value adjustment	9,839	386
Restructuring, acquisition-related and other costs (e)	69,842	19,046
Acquired in-process research and development (IPR&D)	—	2,000
Legal settlements	3,155	400
Amortization and other non-cash charges	205,203	114,337

	382,219	208,480
Amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest	5,750	3,596
Loss on extinguishment of debt	133	8,262
(Gain) loss on assets held for sale/impairment, net	—	—
(Gain) loss on investments, net	—	(1,769)
Tax	(14,859)	(19,773)

Total adjustments	373,243	198,796

Adjusted income (loss)	$360,322	$205,278

GAAP earnings per share - diluted	$(0.04)	$0.02

Adjusted Non-GAAP (Cash) earnings per share - diluted	$1.14	$0.62

Shares used in diluted per share calculation - Adjusted Non-GAAP (Cash) earnings per share	316,397	332,900

(a)	To supplement the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets & pp&e step up/down, stock-based compensation step-up, contingent consideration fair value adjustments, restructuring, acquisition-related and other costs, acquired in-process research and development (“IPR&D”), legal settlements outside the ordinary course of business, amortization and other non-cash charges, amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, (gain) loss on assets held for sale/impairment, net, (gain) loss on investments, net, and adjusts tax expense to cash taxes. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

(b)	ASC 805, accounting for business combinations requires an inventory fair value step-up. The impact of the amortization of this step-up is included in cost of goods sold. For the three months ended March 31, 2012 the total impact is $33.0 million. For the three months ended March 31, 2012 a total of $2.4 million related to acquisition of Afexa on October 17th, 2011, $3.3 million related to acquisition of Ortho Dermatologics on December 12th, 2011, $15.7 million related to the acquisition of Dermik on December 16th, 2011, $11.1 million related to acquisition of iNova on December 21st, 2011, $0.1 million related to acquisition of Probiotica Laboratorios Ltda. on February 1, 2012, and $0.4 million related to acquisition of Eyetech Inc. on February 11, 2012.

(c)	Alliance product assets & pp&e step-up/down primarily represents the step up/down to fair market value from Legacy Valeant’s original cost resulting from the merger of Legacy Valeant into Legacy Biovail and subsequent acquisitions. The impact of the amortization of this step-up/down is included in cost of goods sold, cost of alliances, SG&A and Research & Development. For the three months ended March 31, 2012 the total impact is $50.7 million.

(d)	Total stock-based compensation for the three months ended March 31, 2012 was $19.2 million, of which $7.0 million reflects the amortization of the fair value step-up increment resulting from the merger and $3.4 million reflects the acceleration of certain equity instruments.

(e)	Restructuring, acquisition-related and other costs for the three months ended March 31, 2012 represent costs related to the merger of Legacy Valeant and Legacy Biovail, the acquisitions of PharmaSwiss SA, Sanitas, Afexa, Ortho Dermatologics, Dermik, iNova, Probiotica and Eyetech. These include $20.2 million related to facility closure costs, $16.2 million related to contract cancellation fees, consulting, legal and other, $19.8 million related to employee severance costs, $7.5 million related to acquisition costs, $1.8 million related to manufacturing integration, $0.8 million related to co-promote expenses and $3.5 million related to wind down costs.

Valeant Pharmaceuticals International, Inc.

Reconciliation of Non-GAAP Adjustments

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31, 2012
	Inventory step-up	Alliance product assets & pp&e step-up/ down	Stock-based compensation step-up	Contingent consideration fair value adjustment	Restructuring, acquisition- related and other costs	Legal settlements	Amortization and other non-cash charges	Amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest	(Gain) Loss on extinguishment of debt	Tax
Product Sales	—	—	—	—	—	—	—	—	—	—
Cost of goods sold (exclusive amortization of intangible assets shown separately below)	33,031	(310)	74	—	—	—	3,626	—	—	—
Cost of Alliances	—	50,958	—	—	—	—	—	—	—	—
Selling, general and administrative (“SG&A”)	—	72	10,280	—	—	—	934	—	—	—
Research and development	—	1	74	—	—	—	—	—	—	—
Acquired in-process research and development	—	—	—	—	—	—	—	—	—	—
Legal settlements	—	—	—	—	—	3,155	—	—	—	—
Contingent consideration fair value adjustments	—	—	—	9,839	—	—	—	—	—	—
Restructuring, acquisition-related and other costs	—	—	—	—	69,842	—	—	—	—	—
Amortization of intangible assets	—	—	—	—	—	—	200,643	—	—	—
Interest expense, net	—	—	—	—	—	—	—	5,750	—	—
(Gain) loss on extinguishment of debt	—	—	—	—	—	—	—	—	133	—
Tax	—	—	—	—	—	—	—	—	—	(14,859)

Total Adjustments	$33,031	$50,721	$10,428	$9,839	$69,842	$3,155	$205,203	$5,750	$133	$(14,859)

	Three Months Ended March 31, 2011
	Inventory step-up	Alliance product assets & pp&e step-up/ down	Stock-based compensation step-up	Contingent consideration fair value adjustment	Restructuring, acquisition- related and other costs	Acquired in-process research and development (IPR&D)	Legal settlements	Amortization and other non-cash charges	Amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest	(Gain) Loss on extinguishment of debt	(Gain) loss on investments, net	Tax
Product Sales	—	—	—	—	—	—	—	268	—	—	—	—
Cost of goods sold (exclusive amortization of intangible assets shown separately below)	29,909	139	252	—	—	—	—	2,026	—	—	—	—
Cost of alliances	—	18,835	—	—	—	—	—	—	—	—	—	—
Selling, general and administrative (“SG&A”)	—	90	22,860	—	—	—	—	—	—	—	—	—
Research and development	—	1	225	—	—	—	—	—	—	—	—	—
Acquired in-process research and development	—	—	—	—	—	2,000	—	—	—	—	—	—
Legal settlements	—	—	—	—	—	—	400	—	—	—	—	—
Contingent consideration fair value adjustments	—	—	—	386	—	—	—	—	—	—	—	—
Restructuring, acquisition-related and other costs	—	—	—	—	19,046	—	—	—	—	—	—	—
Amortization of intangible assets	—	—	—	—	—	—	—	112,043	—	—	—	—
Interest expense, net	—	—	—	—	—	—	—	—	3,596	—	—	—
(Gain) loss on extinguishment of debt	—	—	—	—	—	—	—	—	—	8,262	—	—
(Gain) loss on investments, net	—	—	—	—	—	—	—	—	—	—	(1,769)	—
Tax	—	—	—	—	—	—	—	—	—	—	—	(19,773)

Total Adjustments	$29,909	$19,065	$23,337	$386	$19,046	$2,000	$400	$114,337	$3,596	$8,262	$(1,769)	$(19,773)

Valeant Pharmaceuticals International, Inc.

Statement of Revenue - by Segment

For the Three Months Ended March 31, 2012 and 2011

(In thousands)

	Three Months Ended
	March 31,
	2012 GAAP	2011 GAAP	% Change	2012 currency impact	2012 excluding currency impact non-GAAP	% Change
Revenue (a)(b)

U.S. Dermatology	$292,217	$154,191	90%	$—	$292,217	90%

U.S. Neurology & Other	187,708	208,114	-10%	—	187,708	-10%

Canada/Australia	132,569	70,245	89%	(1,103)	131,466	87%

Emerging Markets	243,609	132,476	84%	17,479	261,088	97%

Total Revenue	$856,103	$565,026	52%	$16,376	$872,479	54%

(a)	Note: Currency effect for constant currency sales is determined by comparing 2012 reported amounts adjusted to exclude currency impact, calculated using 2011 monthly average exchange rates, to the actual 2011 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.

(b)	See footnote (a) to Table 2.

Valeant Pharmaceuticals International, Inc.

Reconciliation of GAAP Statement of Cost of Goods Sold to Non-GAAP Statement Cost of Goods Sold - by Segment

For the Three Months Ended March 31, 2012 and 2011

(In thousands)

4.1 Cost of goods sold (a)	Three Months Ended March 31,
	2012 as reported GAAP	% of product sales	2012 fair value step-up adjustment to inventory and Other non-GAAP (b)	2012 excluding fair value step-up adjustment to inventory and Other non-GAAP	% of product sales
U.S. Dermatology	$31,896	15%	$9,354	$22,542	10%
U.S. Neurology & Other	36,398	20%	3,626	32,772	18%
Canada/Australia	57,482	44%	23,158	34,324	26%
Emerging Markets	112,807	47%	209	112,598	47%

Corporate/Other	231		74	157

	$238,814	31%	$36,421	$202,393	26%

(a)	See footnote (a) to Table 2.

(b)	For the three months ended March 31, 2012 U.S. Dermatology and U.S. Neurology and Other include $9.3 million and $0.0 million of fair value step-up adjustment to inventory, respectively and in the three months ended March 31, 2012, U.S. Neurology and Other includes $2.0 million of amortization and $1.6M of inventory write-offs. For the three months ended March 31, 2012 Canada/Australia includes $23.2 million of fair value step up adjustment to inventory and PP&E step-up. For the three months ended March 31, 2012 Emerging Markets includes $0.2 million of PP&E Step Up. For the three months ended March 31, 2012 Corporate includes $0.1 million of stock base compensation step up.

Valeant Pharmaceuticals International, Inc.

Consolidated Balance Sheet and Other Data

(In thousands)

5.1 Cash	As of March 31, 2012	As of December 31, 2011
Cash and cash equivalents	$330,479	$164,111
Marketable securities	1,049	6,338

Total cash and marketable securities	$331,528	$170,449

Debt

Revolving credit facility	$—	$220,000
Term loan A facility	2,159,993	2,185,520
Term loan B facility	590,815	—
Senior notes	4,229,129	4,228,480
Convertible notes	16,138	17,011
Other	—	—

	6,996,075	6,651,011
Less: Current portion	(145,062)	(111,250)

	$6,851,013	$6,539,761

5.2 Summary of Cash Flow Statement	Three Months Ended March 31,
	2012	2011
Cash flow provided by (used in):
Net cash provided by (used in) operating activities (GAAP)	$167,230	$86,330
Restructuring, acquisition-related and other costs	69,842	19,046
Payment of accrued legal settlements	60	16,000
Payment of Accreted Interest on Convertible Debt	56	2,289
Tax Benefit from Stock Options Exercised (a)	593	24,050
Working Capital change related to Business Development Activities	—	30,771
Changes in working capital related to restructuring, acquisition-related and other costs	17,539	25,145

Adjusted cash flow from operations (Non-GAAP) (b)	$255,320	$203,631

Proceeds from sale of intangible assets	66,250	—

Adjusted cash flow from operations (Non-GAAP) (b)	$321,570	$203,631

(a)	Includes stock option tax benefit which will reduce taxes in future periods.

(b)	See footnote (a) to Table 2.

Valeant Pharmaceuticals International, Inc.

Proforma Organic Growth - by Segment

For the Three Months Ended March 31, 2012

(In thousands)

	Three Months Ended March 31,
	(a) (b)	(a)	(c)				(d)
	March 2012	March 2011	Total Proforma Acquisitions	Total Proforma QTD 2011	Divestitures/ Discontinuations	% Change	March 2012 currency impact	March 2012 excluding currency impact	% Change
U.S. Dermatology	$214,867	$97,403	$76,351	$173,454	$300	24%	$—	$214,867	24%
U.S. Neurology & Other	182,820	202,060	—	202,060	—	-10%	—	182,820	-10%
Canada/Australia	130,440	69,050	37,065	106,115	—	23%	(1,136)	129,304	22%
Emerging Mkts - Europe	147,600	75,525	69,600	145,125	—	2%	12,178	159,778	10%
Emerging Mkts - Latin America	70,874	56,383	7,300	63,683	—	11%	4,752	75,626	19%
Emerging Mkts - Southeast Asia/Africa	21,776	—	20,490	20,490	—	6%	468	22,244	9%
Emerging Markets	240,250	131,908	97,390	229,298	—	5%	17,398	257,648	12%

Total product sales	$768,377	$500,421	$210,806	$710,927	$300	8%	$16,262	$784,639	10%

Add: JV Revenue (e)	1,800	500	—	500	—		—	1,800

Total	$770,177	$500,921	$210,806	$711,427	$300	8%	$16,262	$786,439	11%

(a)	See footnote (a) to Table 2.

(b)	Includes all acquisitions.

(c)	Includes proforma historical revenue for acquisitions with a purchase price > $20 million.

(d)	See footnote (a) to Table 3.

(e)	Represents Valeant’s attributable portion of revenue from joint ventures (JV) not included in Consolidated Valeant revenues.